PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR THIRD QUARTER 2025

QUAKERTOWN, PA (October 28, 2025) QNB Corp. (the “Company” or “QNB”) (OTCQX: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2025 of $3,648,000 or $0.98 per share on a diluted basis. This compares to net income of $3,338,000, or $0.91 per share on a diluted basis, for the same period in 2024. For the nine months ended September 30, 2025, QNB reported net income of $10,109,000, or $2.72 per share on a diluted basis. This compares to net income of $8,397,000, or $2.29 per share on a diluted basis, reported for the same period in 2024. For both the three- and nine-month periods of 2025, net income included merger-related cost of $519,000. The merger-related costs are significant one-time costs and are not normal recurring operating expenses. Diluted earnings per share excluding the impact of the merger-related cost for the three- and nine-month periods of 2025 was $1.09 and $2.83, respectively*.

On September 23, 2025, QNB Corp. and The Victory Bancorp, Inc. ("Victory") announced they have entered into a definitive agreement under which QNB will acquire Victory in an all-stock transaction, creating a bank holding company with nearly $2.4 billion in assets. Upon the completion of the merger, the pro-forma post-merger shareholder ownership split would be approximately 76.4% for QNB and 23.6% for Victory. The transaction is expected to close in the fourth quarter of 2025 or first quarter of 2026, subject to satisfaction of customary closing conditions, including regulatory approvals and approval from both QNB and Victory shareholders.

For the third quarter ended September 30, 2025, the annualized rate of return on average assets and average shareholders’ equity was 0.76% and 12.49%, respectively, compared with 0.74% and 13.25%, respectively, for the third quarter 2024. Return on average assets, excluding the impact of the merger-related cost, for the three- and nine-month periods of 2025 was 0.85% and 0.74%, respectively*. Return on average equity, excluding the impact of the merger-related cost, for the three- and nine-month periods of 2025 was 13.89% and 12.68%, respectively*.

* QNB uses non-GAAP financial information in its analysis of performance. These non-GAAP ratios and calculations provide a better understanding of ongoing operations and comparability with prior period results by showing the effects of significant gains and charges in the periods presented. QNB believes that investors may use these non-GAAP measures to analyze QNB’s financial performance without the impact of unusual items or events that may obscure trends. This non-GAAP data is not a substitute for GAAP results and should be considered in addition to results prepared in accordance with GAAP. Non-GAAP financial measures include risks as companies might calculate these measures differently and persons might disagree as to the appropriateness of items included in these measures. Please see attached table "Impact of Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation."

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended September 30, 2025, in comparison with the same period in 2024, due primarily to improvement in the interest margin causing a $2,458,000 increase in net interest income, a $187,000 increase in non-interest income and a reduction in the provision for credit losses on loans and unfunded commitments of $66,000; this was partly offset by an increase in non-interest expense of $909,000. The change in contribution from QNB Corp. for the quarter ended September 30, 2025, compared with the same period in 2024, is primarily due to a decrease in net interest income of $597,000, related to the subordinated debt issuance in 2024, an increase in non-interest expense of $642,000, primarily due to merger-related expenses, and a decrease of $302,000 in non-interest income due to realized and unrealized gains on the equity portfolio in 2024 compared to none in 2025.

The following table presents disaggregated net income (loss):

	Three months ended,			Nine months ended,
	9/30/2025	9/30/2024	Variance	9/30/2025	9/30/2024	Variance
QNB Bank	$4,837,000	$3,394,000	$1,443,000	$12,808,000	$8,466,000	$4,342,000
QNB Corp	(1,189,000)	(56,000)	(1,133,000)	(2,699,000)	(69,000)	(2,630,000)
Consolidated net income	$3,648,000	$3,338,000	$310,000	$10,109,000	$8,397,000	$1,712,000

Total assets as of September 30, 2025 were $1,903,244,000 compared with $1,870,894,000 at December 31, 2024. Total cash and cash equivalents increased $15,618,000, or 30.8%, to $66,331,000, primarily due to increases in customer deposits. Loans receivable increased $30,481,000, or 2.5%, to $1,246,529,000. Total deposits increased $52,999,000, or 3.3%, to $1,681,540,000. Long-term borrowing declined $30,000,000.

“We are pleased to share another quarter of strong performance, fueled by sustained growth in Net Interest Income and continued increases in both loan and deposit balances, said Dave Freeman, President and Chief Executive Officer. Freeman continued, our stable credit environment reflects the continued resilience of consumers and businesses as they adapt to ongoing economic pressures, including tariffs and inflation. This quarter also marked a pivotal milestone for our company with the announcement of our strategic merger with Victory Bancorp. This exciting move strengthens our long-term growth strategy and enhances our ability to deliver greater value to our communities and shareholders alike.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2025 totaled $12,998,000, an increase of $1,871,000, from the same period in 2024. Net interest margin was 2.72% for the third quarter of 2025 and 2.48% for the same period in 2024. Net interest margin was 2.64% for the nine months ended September 30, 2025, compared with 2.45% for the same period in 2024.

The yield on earning assets was 4.91% for the third quarter of 2025, compared with 4.86% in the third quarter of 2024; an increase of five basis points. For the nine-month period ended September 30, 2025, the yield on earning assets was 4.87%, compared with 4.71% for the same period in 2024.

The cost of interest-bearing liabilities was 2.64% for the third quarter ended September 30, 2025, compared with 2.90% for the same period in 2024, a decrease of 26 basis points. For the nine-month period ended September 30, 2025, the cost of interest-bearing liabilities was 2.70% compared with 2.77% for the same period in 2024.

Proceeds from the growth in average deposits and the issuance of subordinated debt over the past year were invested in loans, higher-yielding securities and used to pay down long-term borrowings. Loan growth was primarily in commercial real estate, which comprised 45.8% of average earning assets in the nine months of 2025 compared with 45.3% for the same period in 2024, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 27 basis-point increase in the yield on loans. The increase in the available-for-sale investments portfolio was primarily in corporate debt securities. The 11-basis point increase in rate on investments was primarily due to the 66-basis point increase in the yield on corporate debt securities. The average rate paid on interest-bearing deposits decreased 27 basis points; this partly offset by the issuance of subordinated debt, resulting in a decrease in the cost of funds of seven basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded a $98,000 in the provision for credit losses on loans in the third quarter of 2025 compared to a $154,000 provision in the third quarter of 2024. QNB recorded a provision of $504,000 in the provision for credit losses on loans for the nine-month ended September 30, 2025 compared to a $193,000 provision for the same period of 2024. QNB's allowance for credit losses on loans of $9,255,000 represents 0.74% of loans receivable at September 30, 2025, compared to $8,744,000, or 0.72% of loans receivable at December 31, 2024. The two-basis point increase in the allowance for credit losses on loans was primarily due to reserves for collateral dependent loans partly offset by an improvement in the economic outlook. Net loan charge-offs were $12,000 for the quarter ended September 30, 2025, compared with charge-offs of $25,000 for the same period in 2024. Annualized net loan charge-offs for the quarter ended September 30, 2025 were 0.00% and annualized net loan charge-offs were 0.01% for the quarter ended September 30, 2024, of average loans receivable, respectively. Net loan recoveries were $7,000 for the nine months ended September 30, 2025, compared with charge-offs of $58,000 for the same period in 2024. Annualized net loan recoveries for the nine months ended September 30, 2025 were 0.00% compared to annualized net charge-offs of 0.01% for the same period in 2024, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $8,947,000, or 0.72% of loans receivable at September 30, 2025, compared with $1,975,000, or 0.16% of loans receivable at December 31, 2024. The increase was primarily due to one commercial customer relationship. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2025, $7,777,000, or approximately 87% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $34,973,000 at September 30, 2025, compared with $34,301,000 at December 31, 2024; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,847,000 for the third quarter of 2025 compared with $1,967,000 for the same period in 2024. There were no realized and unrealized gain/loss on securities for the quarter ended September 30, 2025 compared to a net gain of $367,000 in the same period in 2024. Excluding the net realized and unrealized gains on securities, non-interest income increased $247,000, or 15.4%. During the third quarter of 2024 QNB Corp. sold equity securities at a gain of $224,000.

Fees for service to customers increased $52,000 for the quarter ended September 30, 2025, as overdraft fees increased $37,000 and other deposit-related fees increased $15,000. ATM and debit card increased $85,000 due to volume. Retail brokerage and advisory income increased $57,000 to $196,000 for the same period. Gains on sales of loans increased $22,000 due to volume of sales. Other non-interest income increased $31,000 for the same period due to an increase in letter of credit fees of $12,000 and a loss on premises and equipment disposals in 2024 of $18,000.

For the nine months ended September 30, 2025, non-interest income was $5,083,000 a decrease of $185,000 compared to the same period in 2024, primarily due to the change in fair value of the equities portfolio of $1,129,000 in 2024. QNB completed the exchange offer to convert the Bank's Visa B-1 shares to B-2 and C shares in the second quarter of 2024; the fair value of the Visa C shares was a gain of $1,419,000 at September 30, 2024. Realized loss on sale of securities in 2024 was $495,000. Excluding the net realized and unrealized gains on securities, non-interest income increased $449,000, or 9.7%. Net gain on sale of loans increased $31,000 when comparing the nine months ended September 30, 2025 with the same period in 2024. Increases in non-interest income for the nine months ended September 30, 2025 compared to the same period in 2024 comprise: fees for services to customers, ATM and debit card fees and retail brokerage and advisory, which increased $137,000, $124,000 and $119,000, respectively. Other non-interest income increased $38,000 due primarily to increases in letter of credit fees and title insurance company income partly offset by a decrease in merchant servicing income.

Non-Interest Expense

Total non-interest expense was $10,182,000 for the third quarter of 2025 compared with $8,636,000 for the same period in 2024. Excluding merger-related costs, noninterest expense increased $1,027,000 or 11.9% for the third quarter of 2025, compared to the same period in 2024. Salaries and benefits expense increased $598,000, or 12.9%, to $5,248,000 when comparing the two quarters. Salary expense and related payroll taxes increased $407,000, or 9.7%, to $4,616,000 during the third quarter of 2025 compared to the same period in 2024, primarily due to pay increases. Benefits expense increased $191,000, or 43.3%, when comparing the two periods primarily due to increase in medical costs due to timing as year-to-date costs are down $87,000.

Net occupancy and furniture and equipment expense increased $157,000, or 10.3%, to $1,688,000 for the third quarter of 2025 primarily due to software maintenance costs. Other non-interest expense increased $791,000, or 32.2%, when comparing third quarter of 2025 with the same period in 2024 due to $519,000 of merger-related costs, an increase in third-party services of $172,000 related to information technology services and consultant expense and an increase in bank shares tax of $148,000.

For the nine months ended September 30, 2025, non-interest expense was $29,113,000, an increase of $2,710,000, or 10.3%, compared to the same period in 2024. Excluding merger-related costs, noninterest expense increased $2,191,000 or 8.3% for the nine months ended September 30, 2025, compared to the same period in 2024.

Income Taxes

Provision for income taxes decreased $39,000 to $922,000 in the third quarter of 2025 due a decrease in state tax rates, compared with the same period in 2024. The effective tax rate for the quarter ended September 30, 2025 was 20.2% compared with 22.4% for the same period in 2024. The effective tax rate for the nine months ended September 30, 2025 was 20.2% compared with 20.5% for the same period in 2024.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Lehigh and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	9/30/25	6/30/25	3/31/25	12/31/24	9/30/24
Assets	$1,903,244	$1,884,828	$1,896,189	$1,870,894	$1,841,563
Cash and cash equivalents	66,331	66,471	81,557	50,713	104,232
Investment securities
Debt securities, AFS	538,318	544,262	547,138	546,559	510,036
Equity securities	—	—	—	—	2,760
Loans held-for-sale	—	1,166	248	664	294
Loans receivable	1,246,529	1,218,539	1,212,162	1,216,048	1,171,361
Allowance for credit losses on loans	(9,255)	(9,169)	(9,298)	(8,744)	(8,987)
Net loans	1,237,274	1,209,370	1,202,864	1,207,304	1,162,374
Deposits	1,681,540	1,651,667	1,664,555	1,628,541	1,626,284
Demand, non-interest bearing	189,492	201,460	203,666	183,499	190,240
Interest-bearing demand, money market and savings	1,104,761	1,060,688	1,083,011	1,063,584	1,055,409
Time	387,287	389,519	377,878	381,458	380,635
Short-term borrowings	48,703	67,464	43,299	53,844	22,918
Long-term debt	—	—	30,000	30,000	30,000
Subordinated debt	39,218	39,168	39,118	39,068	39,030
Shareholders' equity	121,487	113,269	108,223	103,349	105,340

Asset Quality Data (Period End)
Non-accrual loans	$8,947	$8,947	$8,651	$1,975	$1,696
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	8,947	8,947	8,651	1,975	1,696
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$8,947	$8,947	$8,651	$1,975	$1,696

Allowance for credit losses on loans	$9,255	$9,169	$9,298	$8,744	$8,987

Non-performing loans / Loans excluding held-for-sale	0.72%	0.73%	0.71%	0.16%	0.14%
Non-performing assets / Assets	0.47%	0.47%	0.46%	0.11%	0.09%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.74%	0.75%	0.77%	0.72%	0.77%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/25	6/30/25	3/31/25	12/31/24	9/30/24	9/30/25	9/30/24
Interest income	$23,518	$23,110	$22,198	$22,209	$21,945	$68,826	$61,859
Interest expense	10,520	10,458	10,661	11,234	10,818	31,639	29,972
Net interest income	12,998	12,652	11,537	10,975	11,127	37,187	31,887
(Reversal of) provision for credit losses	93	(146)	550	(255)	159	497	187
Net interest income after provision for credit losses	12,905	12,798	10,987	11,230	10,968	36,690	31,700
Non-interest income:
Fees for services to customers	521	485	447	454	469	1,453	1,316
ATM and debit card	776	724	656	708	691	2,156	2,032
Retail brokerage and advisory income	196	140	141	118	139	477	358
Net realized gain (loss) on investment securities	—	—	—	1,414	224	—	(495)
Unrealized (loss) gain on equity securities	—	—	—	(1,344)	143	—	1,129
Net (loss) gain on sale of loans	41	4	18	(3)	19	63	32
Other	313	299	322	298	282	934	896
Total non-interest income	1,847	1,652	1,584	1,645	1,967	5,083	5,268
Non-interest expense:
Salaries and employee benefits	5,248	5,251	5,032	5,079	4,650	15,531	14,662
Net occupancy and furniture and equipment	1,688	1,681	1,736	1,653	1,531	5,105	4,527
Other	3,246	2,630	2,601	2,349	2,455	8,477	7,214
Total non-interest expense	10,182	9,562	9,369	9,081	8,636	29,113	26,403
Income before income taxes	4,570	4,888	3,202	3,794	4,299	12,660	10,565
Provision for income taxes	922	1,005	624	743	961	2,551	2,168
Net income	$3,648	$3,883	$2,578	$3,051	$3,338	$10,109	$8,397
Share and Per Share Data:
Net income - basic	$0.98	$1.05	$0.70	$0.83	$0.91	$2.72	$2.29
Net income - diluted	$0.98	$1.04	$0.69	$0.83	$0.91	$2.72	$2.29
Book value	$32.59	$30.46	$29.17	$27.96	$28.57	$32.59	$28.57
Cash dividends	$0.38	$0.38	$0.38	$0.37	$0.37	$1.14	$1.11
Average common shares outstanding -basic	3,721,501	3,710,878	3,699,854	3,688,078	3,679,799	3,710,824	3,666,937
Average common shares outstanding -diluted	3,735,993	3,724,808	3,713,141	3,695,518	3,682,773	3,723,196	3,666,937
Selected Ratios:
Return on average asset(1)	0.76%	0.83%	0.56%	0.66%	0.74%	0.72%	0.64%
Return on average shareholders' equity(1)	12.49%	14.25%	9.73%	11.62%	13.25%	12.18%	11.83%
Net interest margin (tax equivalent)	2.72%	2.69%	2.51%	2.38%	2.48%	2.64%	2.45%
Efficiency ratio (tax equivalent)	68.09%	66.39%	70.65%	71.16%	65.27%	68.31%	70.27%
Average shareholders' equity to total average assets	6.09%	5.79%	5.74%	5.65%	5.59%	5.87%	5.43%
Net loan (recoveries) charge-offs	$12	$(16)	$(3)	$1	$25	$(7)	$58
Net loan (recoveries) charge-offs - annualized / Average loans excluding held-for-sale	0.00%	-0.01%	0.00%	0.00%	0.01%	0.00%	0.01%
Balance Sheet (Average)
Assets(1)	$1,904,529	$1,887,138	$1,872,950	$1,848,524	$1,792,952	$1,888,321	$1,744,387
Investment securities	612,204	621,128	614,329	552,323	569,135	619,910	566,638
Loans receivable	1,224,490	1,216,011	1,193,949	1,158,731	1,139,874	1,216,987	1,135,898
Deposits	1,678,118	1,647,990	1,635,629	1,600,925	1,542,661	1,653,266	1,547,290
Shareholders' equity(1)	115,907	109,299	107,503	104,433	100,192	110,934	94,794

(1) In 2025, the Company changed its calculation of average assets and average equity to include the impact of accumulated other comprehensive income (loss), net of tax, to align its calculation with its peer group. Prior period information has been restated for this new calculation; specifically impacting the non-GAAP performance ratios for return on average assets and return on average equity.

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	September 30, 2025			September 30, 2024
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,556	4.18%	$216	$12,811	4.94%	$159
U.S. Government agencies	75,965	1.18	224	75,956	1.18	224
State and municipal	104,934	2.87	754	105,674	3.74	989
Mortgage-backed and CMOs	344,214	2.50	2,152	345,119	2.84	2,453
Corporate debt securities and mutual funds	66,535	6.11	1,017	8,804	5.97	131
Equities	—	—	—	3,959	4.61	46
Total investment securities	612,204	2.85	4,363	552,323	2.90	4,002
Loans:
Commercial real estate	885,635	5.95	13,285	819,091	5.60	11,525
Residential real estate	116,550	4.52	1,316	110,760	4.21	1,165
Home equity loans	71,090	6.34	1,135	66,239	6.84	1,138
Commercial and industrial	128,744	7.45	2,418	140,980	7.61	2,696
Consumer loans	3,182	8.06	64	3,613	7.75	70
Tax-exempt loans	19,629	4.28	211	18,305	3.88	179
Total loans, net of unearned income*	1,224,830	5.97	18,429	1,158,988	5.76	16,773
Other earning assets	74,054	4.47	835	95,780	5.43	1,307
Total earning assets	1,911,088	4.91	23,627	1,807,091	4.86	22,082
Cash and due from banks	16,062			15,540
Accumulated other comprehensive loss, net of tax	(56,590)			(63,082)
Allowance for credit losses on loans	(9,185)			(8,860)
Other assets	43,154			42,263
Total assets	$1,904,529			$1,792,952

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$377,473	0.98%	933	$356,763	1.00%	898
Municipals	179,161	3.76	1,697	154,619	4.69	1,823
Money market	256,289	2.87	1,852	238,494	3.56	2,132
Savings	277,808	1.28	899	278,247	1.28	896
Time < $100	178,371	3.52	1,583	178,228	4.12	1,846
Time $100 through $250	157,409	3.89	1,545	152,416	4.64	1,777
Time > $250	56,258	3.95	560	49,506	4.61	573
Total interest-bearing deposits	1,482,769	2.43	9,069	1,408,273	2.81	9,945
Short-term borrowings	57,063	3.57	514	34,078	2.18	186
Long-term debt	—	—	—	30,000	4.75	364
Subordinated debt	39,191	9.57	937	13,716	9.42	323
Total borrowings	96,254	5.98	1,451	77,794	4.47	873
Total interest-bearing liabilities	1,579,023	2.64	10,520	1,486,067	2.90	10,818
Non-interest-bearing deposits	195,349			192,652
Other liabilities	14,250			14,041
Shareholders' equity	115,907			100,192
Total liabilities and
shareholders' equity	$1,904,529			$1,792,952
Net interest rate spread		2.27%			1.96%
Margin/net interest income		2.72%	$13,107		2.48%	$11,264
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,582	4.26%	$656	$8,820	5.10%	$337
U.S. Government agencies	75,963	1.18	672	81,800	1.17	718
State and municipal	105,092	2.87	2,264	107,237	3.56	2,860
Mortgage-backed and CMOs	353,997	2.46	6,544	355,878	2.72	7,262
Corporate debt securities and mutual funds	64,276	6.44	3,106	7,416	5.78	321
Equities	—	—	—	5,487	3.87	159
Total investment securities	619,910	2.85	13,242	566,638	2.74	11,657
Loans:
Commercial real estate	868,880	5.87	38,129	798,714	5.47	32,701
Residential real estate	115,149	4.41	3,809	109,463	4.07	3,337
Home equity loans	69,921	6.39	3,339	64,700	6.83	3,307
Commercial and industrial	140,822	7.42	7,817	141,148	7.57	7,997
Consumer loans	3,327	7.81	194	3,679	7.78	214
Tax-exempt loans	19,260	4.22	608	18,410	3.86	532
Total loans, net of unearned income*	1,217,359	5.92	53,896	1,136,114	5.65	48,088
Other earning assets	61,114	4.46	2,037	61,999	5.45	2,530
Total earning assets	1,898,383	4.87	69,175	1,764,751	4.71	62,275
Cash and due from banks	14,375			13,880
Accumulated other comprehensive loss, net of tax	(58,821)			(66,664)
Allowance for credit losses on loans	(9,102)			(8,897)
Other assets	43,486			41,317
Total assets	$1,888,321			$1,744,387

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$378,157	0.98%	2,765	$337,632	0.89%	2,243
Municipals	158,426	3.87	4,580	139,810	4.76	4,987
Money market	257,392	2.87	5,532	232,140	3.57	6,196
Savings	279,507	1.29	2,693	288,885	1.28	2,769
Time < $100	178,760	3.64	4,870	168,894	3.98	5,027
Time $100 through $250	155,532	4.04	4,700	141,156	4.53	4,790
Time > $250	52,319	4.10	1,605	50,855	4.49	1,709
Total interest-bearing deposits	1,460,093	2.45	26,745	1,359,372	2.72	27,721
Short-term borrowings	58,546	3.79	1,659	57,880	2.33	1,010
Long-term debt	11,758	4.74	423	26,058	4.63	918
Subordinated debt	39,142	9.58	2,812	4,605	9.35	323
Total borrowings	109,446	5.98	4,894	88,543	3.40	2,251
Total interest-bearing liabilities	1,569,539	2.70	31,639	1,447,915	2.77	29,972
Non-interest-bearing deposits	193,173			187,918
Other liabilities	14,675			13,760
Shareholders' equity	110,934			94,794
Total liabilities and
shareholders' equity	$1,888,321			$1,744,387
Net interest rate spread		2.17%			1.94%
Margin/net interest income		2.64%	$37,536		2.45%	$32,303
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp.
Consolidated Selected Financial Data (unaudited)
Impact of Merger-Related Costs--GAAP to Non-GAAP Meaure Reconciliation

(Dollars in thousands, except per share data)
	Three months ended,			Nine months ended,
For the period:	9/30/2025	9/30/2024	Variance	9/30/2025	9/30/2024	Variance
Net income (GAAP)	$3,648	$3,338	$310	$10,109	$8,397	$1,712
Merger-related costs	519	—	519	519	—	519
Income tax benefit	(109)	—	(109)	(109)	—	(109)
Merger-related costs, net of tax	410	—	410	410	—	410
Net income excluding impact of merger-related costs (Non-GAAP)	$4,058	$3,338	$720	$10,519	$8,397	$2,122

Share and Earnings Per Share (EPS) Data:
Basic:
EPS using Net income (GAAP)	$0.98	$0.91	$0.07	$2.72	$2.29	$0.43
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$1.09	$0.91	$0.18	$2.83	$2.29	$0.54
Fully-diluted:
EPS using Net income (GAAP)	$0.98	$0.91	$0.07	$2.72	$2.29	$0.43
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$1.09	$0.91	$0.18	$2.83	$2.29	$0.54

Average common shares outstanding -basic	3,721,501	3,679,799		3,710,824	3,666,937
Average common shares outstanding -diluted	3,735,993	3,682,773		3,723,196	3,666,937

Selected Ratios:
Return on Average Assets (ROAA):
ROAA using Net income (GAAP)	0.76%	0.74%	2 bp	0.72%	0.64%	8 bp
ROAA using Net income excluding impact of merger-related costs (Non-GAAP)	0.85%	0.74%	11 bp	0.74%	0.64%	10 bp
Return on Average Equity (ROAE):
ROAE using Net income (GAAP)	12.49%	13.25%	-76 bp	12.18%	11.83%	35 bp
ROAE using Net income excluding impact of merger-related costs (Non-GAAP)	13.89%	13.25%	64 bp	12.68%	11.83%	85 bp